As filed with the Securities and Exchange Commission on May 28, 1997
                                                     Registration No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              EXPRESS SCRIPTS, INC.
             (Exact name of registrant as specified in its charter)
        DELAWARE                                         43-1420563
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                        Identification No.)
                              14000 RIVERPORT DRIVE
                        MARYLAND HEIGHTS, MISSOURI 63043
                          (Address, including zip code,
                  of registrant's principal executive offices)


                   AMENDED AND RESTATED 1994 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                 BARRETT A. TOAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              EXPRESS SCRIPTS, INC.
                              14000 RIVERPORT DRIVE
                        MARYLAND HEIGHTS, MISSOURI 63043
                                                      (314) 770-1666
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
-------------------- ---------------- ----------------- -------------------  -------------------
     Title of                              Proposed          Proposed
    Securities          Amount              Maximum           Maximum              Amount of
       to be            to be           Offering Price       Aggregate            Registration
    Registered        Registered         Per Share(1)    Offering Price(1)           Fee(1)
-------------------- ---------------- ----------------- -------------------  -------------------
      Class A          250,000              $42.15         $10,537,500          $3,192.86
   Common Stock,      Shares(2)
  par value $.01
-------------------- ---------------- ----------------- -------------------- -------------------

(1) Estimated pursuant to Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents the weighted average of (i) the weighted average exercise price of options granted to date for the securities being registered hereunder, and (ii) the average high and low reported market prices of the Registrant's Class A Common Stock on May 21, 1997 with respect to securities for which options have not been granted.
(2) This Registration Statement also covers such additional shares of Class A Common Stock as may be issuable pursuant to antidilution provisions.

This Registration Statement registers additional securities of the same class as other securities for which a registration statement on this form relating to the same employee benefit plan is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by Express Scripts, Inc. (the "Company") on June 6, 1995, Registration No. 33-93106 are incorporated by reference into this Registration Statement.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Thomas M. Boudreau, Esq., whose opinion is contained in Exhibit 5.1, owned as of May 28, 1997, options to purchase 52,000 shares of Class A Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102(b)(7) of the General Corporation Law of Delaware ("Delaware Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of the Company provides for the elimination of the liability of directors to the extent permitted by Section 102(b)(7) of the Delaware Law.

         Section 145 of the Delaware Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Seven of the Company's Certificate of Incorporation entitles officers and directors of the Company to indemnification to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time.

         Article Eight of the Company's Certificate of Incorporation provides that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit.

         Reference is made to the Certificate of Incorporation of the Company, filed as Exhibit 4.1 hereto.

         New York Life Insurance Company ("New York Life") maintains Directors and Officers/Corporate Reimbursement ("D&O") insurance covering directors and officers of New York Life and its subsidiaries and certain other entities including the Company, for certain expenses and liabilities of such directors and officers while acting in their capacity as such. Such D&O insurance also covers directors and officers of the Company while New York Life, directly or indirectly, maintains voting control of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.


ITEM 8.  EXHIBITS.

         Reference is made to the Exhibit Index.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri, on May 28, 1997.


                                               EXPRESS SCRIPTS, INC.



                                               By: /S/ BARRETT A.TOAN
                                                   Barrett A. Toan, President
                                                   and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Barrett A. Toan, Kurt D. Blumenthal and Thomas M. Boudreau and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      NAME                             TITLE                        DATE


/S/ BARRETT A. TOAN           President, Chief Executive         May 28, 1997
Barrett A. Toan               Officer and Director



/S/ KURT D. BLUMENTHAL        Vice President and Acting Chief    May 28, 1997
Kurt D. Blumenthal            Financial Officer
                              (Principal Financial Officer)


/S/ JOSEPH W. PLUM            Vice President and Chief           May 28, 1997
Joseph W. Plum                Accounting Officer
                              (Principal Accounting Officer)


/S/ HOWARD I. ATKINS          Director                           May 28, 1997
Howard I. Atkins


/S/ BERNARD N. DEL BELLO      Director                           May 28, 1997
Bernard N. Del Bello


/S/ RICHARD M. KERNAN, JR.    Director                           May 28, 1997
Richard M. Kernan, Jr.


/S/ RICHARD A. NORLING        Director                           May 28, 1997
Richard A. Norling


/S/ FREDERICK J. SIEVERT      Director                           May 28, 1997
Frederick J. Sievert


/S/ STEPHEN N. STEINIG        Director                           May 28, 1997
Stephen N. Steinig


                             Director                           May 28, 1997
Seymour Sternberg


/S/ HOWARD L. WALTMAN         Director                           May 28, 1997
Howard L. Waltman


/S/ NORMAN ZACHARY            Director                           May 28, 1997
Norman Zachary

                              EXPRESS SCRIPTS, INC.

                                  EXHIBIT INDEX

Exhibit
NUMBER
                                                         DESCRIPTION
4.1 Express Scripts, Inc. Amended and Restated 1994 Stock Option Plan, as amended by the First Amendment thereto
5.1 Opinion of Thomas M. Boudreau, Esq., Senior Vice President of Administration, General Counsel and Corporate Secretary of the Company
23.1     Consent of Price Waterhouse LLP
23.2     Consent of Counsel to Express Scripts, Inc. (included in Exhibit 5.1)
24.1     Power of Attorney (included in Signature Page)